Exhibit 99.1
AWH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS
Full Year 2024 Net Revenue Increased 8% Year-over-Year to $562 million
Full Year 2024 Adjusted EBITDA1 Increased 9% Year-over-Year to $116 million
Second Full Year of Positive Cash from Operations and Positive Free Cash Flow2
Company Ended Q4 2024 with $88 Million of Cash and Cash Equivalents
NEW YORK, NY, March 12, 2025 — Ascend Wellness Holdings, Inc. (“AWH” or the “Company”) (CSE: AAWH.U/ OTCQX:AAWH), a vertically integrated multi-state cannabis operator focused on bettering lives through cannabis, today reported its financial results for the fourth quarter and full year ended December 31, 2024. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.
Q4 2024 Business Highlights
•Maintained focus on reducing expenditures in support of the Company’s cost savings transformation initiatives, which have positively impacted both Adjusted EBITDA1 of $30.2 million and Adjusted Gross Margin1 of 41.9% in the quarter, ahead of management’s initial expectations.
•Demand for AWH’s in-house brands, including Common Goods, Simply Herb, Effin’, Ozone, and Royale, improved in the quarter and contributed to a 6% sequential increase in vertical sales as well as improved gross margin.
•The Company has continued to make solid progress in improving its balance sheet and working capital, highlighted by the $30.1 million in Free Cash Flow2 that was generated in the quarter.
•AWH remains committed to implementing its densification strategy, which is expected to result in a 50% increase in store count in the medium term. The Company continues to maintain its data-backed focus on premier locations in high density population centers in its expansion efforts. Currently, the Company has ten stores in development, including three in Ohio, one in Pennsylvania, as well as four additional partner stores in Illinois, which would bring the total partners in the state to six, and two partner sites identified in New Jersey.
•Launched Effin’, an effect-based brand focused on delivering targeted effects using minor cannabinoids. The brand has been well received, quickly achieving the top spot in the edibles category at Ascend stores where it is available.
1    Measure is a non-GAAP financial measure. Please see “Non-GAAP Financial Information” below and “Reconciliations of Non-GAAP Financial Measures (Unaudited)” at the end of this press release.
2    Free Cash Flow is a non-GAAP financial measure defined as Cash from Operations of $35.2 million net of additions to capital assets of ~$5.1 million for Q4 2024 and $73.3 million and $22.5 million, respectively, for the full year 2024. Please see “Non-GAAP Financial Information” below.
3    Net Debt is a non-GAAP financial measure defined as total debt, net of unamortized deferred financing costs of ~$308.5 million, less cash and cash equivalents of $88.3 million as of December 31, 2024. Please see “Non-GAAP Financial Information” below.

•Successfully repurchased 11 million shares of Class A common stock, representing over 5% of the then-outstanding shares. The shares were acquired at a significant discount to the closing price on the Canadian Securities Exchange (CSE) as of December 17, 2024. This strategic move was intended to enhance shareholder value, reduce downward pressure on the stock, and drive long-term returns for shareholders.
•Announced a share buyback program, which began in January 2025. Pursuant to a normal course issuer bid (“NCIB”), the Company may repurchase up to the lesser of: (i) 10,215,690 shares of the Company’s class A common stock (“Common Shares”), representing approximately 5.0% of AWH’s then-outstanding Common Shares; and (ii) $2.25 million worth of Common Shares, in the open market. The NCIB represents another meaningful step in the Company’s ongoing efforts to deliver value to shareholders, highlighting the strong confidence of both management and the Board of Directors in the Company’s undervalued foundation and its future growth potential. Subsequent to year-end, the Company repurchased 620,500 Common Shares via the NCIB program.
Full Year 2024 Business Highlights
•Opened four dispensaries during 2024, including Cincinnati, Ohio and three in Pennsylvania in Monaca, Cranberry, and Whitehall, and began supporting two partner locations bringing AWH’s total network to 39 dispensaries. Subsequent to year-end, in February the Company re-opened the Detroit, Michigan dispensary which was temporarily closed during 2024 to expand for adult-use sales.
•Commenced adult-use sales at five dispensaries in Ohio, achieving an average sales increase of over three times compared to their performance prior to the start of adult-use.
•Sold more than 187,000 pounds of wholesale products, on a gross basis, and increased wholesale revenue in each of the Company’s key markets compared to the prior year.
•Increased brand recognition across portfolio in various markets, with AWH attaining the top three Brand House in sales and units across our three key markets (IL/MA/NJ combined). The Simply Herb brand rose to the #1 selling brand in Massachusetts. Ozone holds the #1 spot by units in our three key markets and is #2 in sales.
•The Company substantially completed a series of cost savings and transformation initiatives it initiated as part of the Company’s commitment to sustainable profitability, pursuant to which the Company aims to streamline operations and reduce expenditures by $30 million on an annualized basis. The Company is focused on continuous improvement and has identified additional cost savings and efficiency opportunities that it plans to implement over the course of 2025.
•Announced the appointment of three key executives to its leadership team as part of its transformation efforts. The Company completed the transition to a tactical, lean leadership team focused on controlling costs while continuing to drive growth, including a reduction of headcount.

Financial Highlights
•Revenue:
◦FY 2024:
▪Net revenue increased 8.3% year-over-year to $561.6 million.
▪Retail revenue increased 0.3% year-over-year to $372.2 million.
▪Wholesale revenue increased 28.5% year-over-year to $189.4 million.
◦Q4 2024:
▪Total net revenue declined 4.0% quarter-over-quarter to $136.0 million.
▪Retail revenue decreased 3.5% quarter-over-quarter to $90.4 million.
▪Wholesale revenue decreased 5.0% quarter-over-quarter to $45.6 million.
•Net Loss:
◦FY 2024: Net loss of $85.0 million compared to net loss of $48.2 million for FY 2023.
◦Q4 2024: Net loss of $16.8 million compared to net loss of $28.3 million in Q3 2024.
•Adjusted EBITDA1:
◦FY 2024: Adjusted EBITDA1 was $116.2 million, a 9.1% increase year-over-year. Adjusted EBITDA Margin1 was 20.7%, a 15-basis point increase compared to the prior year.
◦Q4 2024: Adjusted EBITDA1 was $30.2 million, representing a 22.2% margin1. Adjusted EBITDA1 increased 20.4% and Adjusted EBITDA Margin1 increased 450-basis points quarter-over-quarter.
•Balance Sheet:
◦As of December 31, 2024, cash and cash equivalents were $88.3 million, a sequential increase of $23.0 million. Net Debt3, which equals total debt less unamortized deferred financing costs less cash and cash equivalents, was $220.2 million.
•Cash Flow:
◦FY 2024: Generated $73.3 million Cash from Operations in the full year, representing the second full year the Company generated Cash from Operations, and generated $50.8 million in Free Cash Flow2.
◦Q4 2024: Generated $35.2 million Cash from Operations in the quarter, representing the eighth consecutive quarter of positive operating cash flow, and generated $30.1 million in Free Cash Flow2 in the quarter.

Management Commentary
“The fourth quarter marked the first full quarter with our new management team in place, and I am pleased with the initial progress we made on our key initiatives – improving profitability, maximizing asset efficiency, and driving cash flow generation,” said Sam Brill, Chief Executive Officer. “This was achieved through our team’s success in substantially completing our $30 million in annualized cost savings target, ahead of plan, and with this milestone completed we have turned our efforts to driving revenue growth. Looking ahead, we are focused on executing our densification strategy, backed by our strengthened balance sheet, that puts us in a strong position to act on exciting retail and wholesale opportunities across our footprint.”
Frank Perullo, Co-Founder and President, added, “We are building our business for long-term success and are focused on providing patients and consumers with consistent, high-quality products in an approachable and elevated retail experience. This, together with our densification strategy and transformation initiatives, provides us with confidence that we are well-positioned to thrive in this current market and continue to lead as a premier operator in an increasingly dynamic industry.”
Roman Nemchenko, Chief Financial Officer, concluded, “Significant progress has been made in strengthening our balance sheet and improving our margins and profitability. This has resulted in a 450 basis point sequential improvement in Adjusted EBITDA margin and $30.1 million in Free Cash Flow generated in the quarter. Additionally, we have taken steps to rationalize our inventory levels through more rigorous purchase planning meant to clear the backlog. While this is an ongoing process, I am proud of the work accomplished so far. It has been a strong start for our new leadership team, and we are just getting started.”
Q4 2024 Financial Overview
Net revenue decreased by 4.0% sequentially to $136.0 million, of which 2.3% was attributable to a decline in retail revenue and 1.7% was due to a decline in third-party wholesale revenue. Retail revenue totaled $90.4 million, representing a 3.5% decrease compared to the prior quarter, primarily due to the softening of sales in Illinois, Michigan, New Jersey, and Massachusetts resulting from a combination of pricing pressure and volume, partially offset by the contribution of adult-use sales in Ohio that began in the prior quarter and the ramp of new partner stores in Illinois. Third-party wholesale revenue totaled $45.6 million, representing a 5.0% decrease compared to the prior quarter, attributable to declines in Illinois and New Jersey, partially offset by improvements in Massachusetts.
Q4 2024 gross profit was $46.9 million, or 34.5% of revenue, as compared to $43.7 million, or 30.9% of revenue, in Q3 2024. Q4 2024 Adjusted Gross Profit1 was $56.9 million, or 41.9% of revenue, as compared to $53.6 million, or 37.8% of revenue, for the prior quarter. These increases resulted from an increase in company-produced products sold in AWH retail stores driven by efficiency improvements and expanded production at the Company’s New Jersey and Massachusetts cultivation facilities, despite competitive pressures.
Total general and administrative (“G&A”) expenses for Q4 2024 were $40.8 million, or 30.0% of revenue, compared to $46.1 million, or 32.6% of revenue, for Q3 2024. The improvement of G&A expenses as a percentage of revenue was primarily due to certain cost-savings initiatives, lower headcount in the current quarter, and the absence of certain one-time expenses recognized in Q3 2024.
Net loss attributable to AWH for Q4 2024 was $16.8 million during Q4 2024, compared to $28.3 million in Q3 2024. The improvements are primarily due to the absence of certain one-time costs recognized in Q3 2024, the contribution of higher margins, and a benefit from certain cost-savings initiatives.

Adjusted EBITDA1 was $30.2 million in Q4 2024, a 20.4% increase quarter-over-quarter, and Adjusted EBITDA Margin1 was 22.2%, a 450-basis point increase compared to Q3 2024, primarily attributable to the contribution of higher margins and lower G&A expenses.
Cash and cash equivalents at the end of Q4 2024 were $88.3 million and Net Debt3 was $220.2 million. Cash generated from operating activities was approximately $35 million in Q4 2024, representing the eighth consecutive quarter of positive operating cash flow.
Full Year 2024 Financial Overview
Net revenue increased 8.3% year-over-year to $561.6 million, primarily driven by expansion of the Company’s wholesale business. Third-party wholesale revenue increased 28.5% year-over-year to $189.4 million, driven by expansion in New Jersey, Massachusetts, and Illinois. Total retail revenue increased modestly by 0.3% to $372.2 million. AWH benefited from a full year of adult-use sales in Maryland, the opening of three new dispensaries in Pennsylvania, the commencement of adult-use sales at five dispensaries in Ohio, and supporting two partner locations during the year. These increases were largely offset by a decline in retail sales in New Jersey, Illinois, and Massachusetts primarily due to increased competition and pricing pressure in those states, as well as declines in Michigan mainly driven by pricing pressure.
Full year 2024 gross profit was $184.2 million, or 32.8% of revenue, compared to $155.1 million, or 29.9% of revenue, for the prior year, driven by an increase in company-produced products at AWH retail locations and certain overhead improvements.
Full year 2024 Adjusted Gross Profit1 was $225.9 million, or 40.2% of revenue, compared to $209.0 million, or 40.3% of revenue, in 2023. Adjusted Gross Profit1 dollars increased 8.1% year-over-year. Adjusted Gross Profit1 margin decreased 8-basis points year-over-year driven by margin declines in Illinois and Massachusetts cultivation and Michigan retail, offset by a benefit of expanded production at our New Jersey cultivation facility.
Total G&A expenses for 2024 were $179.5 million, or 32.0% of revenue, compared to $158.7 million, or 30.6% of revenue, for 2023 attributable to certain one-time costs partially offset by the leveraging of the Company’s existing infrastructure and certain cost-savings initiatives.
Net loss for 2024 was $85.0 million, compared to a net loss of $48.2 million for 2023, largely due to the absence of a $22.8 million tax credit recognized in 2023.
Adjusted EBITDA1, was $116.2 million in 2024, representing a 9.1% increase year-over-year. Adjusted EBITDA Margin1 was 20.7%, a 15-basis point increase compared to 2023, primarily driven by a contribution from overall improved margins.
Non-GAAP Financial Information
This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission (“SEC”). Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release or in other information contained herein. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.
Adjusted EBITDA/Margin and Adjusted Gross Profit/Margin are non-GAAP financial measures. Please see “Reconciliations of Non-GAAP Financial Measures (Unaudited)” at the end of this release.

We define Free Cash Flow as “Net cash provided by operating activities” net of “Additions to capital assets” which are disclosed in the Company’s Selected Condensed Consolidated Cash Flow Information (unaudited) included in the financial schedules attached to this press release. We use Free Cash Flow measures, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that this is a meaningful financial measure to investors because it provides a view of the Company’s liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations. This non-GAAP financial measure should not be considered in isolation of, or as a substitute for, net cash provided by operating activities and may not be comparable to similarly titled measures provided by other companies.
We define Net Debt as total debt, net of unamortized deferred financing costs, less cash and cash equivalents, which components are disclosed in the Company’s Selected Condensed Consolidated Balance Sheet Information (unaudited) included in the financial schedules attached to this press release under the captions “Current portion of debt, net,” “Long-term debt, net,”, and “Cash and cash equivalents.” We believe this measure is an important indicator of the Company’s ability to service its long-term debt obligations. This non-GAAP financial measure should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or liquidity and may not be comparable to similarly titled measures provided by other companies.
Conference Call and Webcast
AWH will host a conference call on March 12, 2025, at 5:00 p.m. ET, to discuss its financial results for the quarter and year ended December 31, 2024. The conference call may be accessed by dialing (888) 699-1199. A live audio webcast of the call will also be available on the Investor Relations section of AWH’s website at https://awholdings.com/investors/.
About Ascend Wellness Holdings, Inc.
AWH is a vertically integrated multi-state cannabis operator with licenses and assets in Illinois, Massachusetts, Maryland, Michigan, New Jersey, Ohio, and Pennsylvania. AWH owns and operates state-of-the-art cultivation facilities, growing award-winning strains and producing a curated selection of products for retail and wholesale customers. AWH produces and distributes its in-house Common Goods, Simply Herb, Ozone, Royale, and Effin’ branded products. For more information, visit www.awholdings.com.
Additional information relating to the Company’s fourth quarter and full year 2024 results is available on the Investor Relations section of AWH’s website at https://awholdings.com/investors/, the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) at www.sec.gov and Canada’s System for Electronic Document Analysis and Retrieval Plus (“SEDAR+”) at www.sedarplus.ca.

Cautionary Note Regarding Forward-Looking Information
This news release includes forward-looking information and statements (together, “forward-looking statements”), which may include, but are not limited to, the plans, intentions, expectations, estimates, and beliefs of the Company. Words such as “expects”, “continue”, “may”, “will”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected revenue, expectations regarding production capacity, anticipated capital expenditures, expansion, profit, product demand, margins, costs, cash flows, sources of capital, growth rates, potential acquisitions, closing dates for transactions, regulatory approvals, future facility openings, and, enhancing shareholder value, reducing downward pressure on the stock, and future financial and operating results are forward-looking statements.
We caution investors that any such forward-looking statements are based on the Company’s current projections and expectations about future events and financial trends, the receipt of all required regulatory approvals, and on certain assumptions and analysis made by the Company in light of the experience of the Company and perception of historical trends, current conditions and expected future developments and other factors management believes are appropriate.
Forward-looking statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements of the Company to be materially different from future events, results, performance, and achievements expressed or implied by forward-looking statements herein. Such factors include, among other, the risks and uncertainties identified in the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable, and in the Company’s other reports and filings with the applicable Canadian securities administrators on its profile on SEDAR+ at www.sedarplus.ca and the SEC on its profile on EDGAR at www.sec.gov. Although the Company believes that any forward-looking statements herein are reasonable, in light of the use of assumptions and the significant risks and uncertainties inherent in such statements, there can be no assurance that any such forward-looking statements will prove to be accurate, and accordingly readers are advised to rely on their own evaluation of such risks and uncertainties and should not place undue reliance upon such forward-looking information. Any forward-looking statements herein are made as of the date hereof, and except as required by applicable laws, the Company assumes no obligation and disclaims any intention to update or revise any forward-looking statements herein or to update the reasons that actual events or results could or do differ from those projected in any forward-looking statements herein, whether as a result of new statements, future events or results, or otherwise, except as required by applicable laws. No securities regulator nor the Canadian Securities Exchange has reviewed, approved or disapproved the content of this press release.

Pre-Released Financial Metrics
This press release contains certain pre-released fourth quarter and full year financial metrics. The fourth quarter and full year financial metrics contained in this press release are preliminary and represent the most current information available to the Company’s management, as financial closing procedures for the three months and year ended December 31, 2024 are not yet complete. The Company’s actual consolidated audited financial statements for such period will be filed with the applicable Canadian securities administrators on its profile on SEDAR at https://www.sedarplus.ca/and the SEC on its profile on EDGAR at www.sec.gov, and may result in material changes to the financial metrics summarized in this press release (including by any one financial metric, or all of the financial metrics, being below or above the figures indicated) as a result of the completion of normal quarter and year-end accounting procedures and adjustments, and also what one might expect to be in the final consolidated financial statements based on the financial metrics summarized in this press release. Although the Company believes the expectations reflected in this press release are based upon reasonable assumptions, the Company can give no assurance that actual results will not differ materially from these expectations.

Contacts
Chief Financial Officer
Roman Nemchenko
(617) 453-4042 ext. 90102
Investor & Media Contact:
IR@awholdings.com
(617) 453-4042 ext. 90102

ASCEND WELLNESS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenue, net	$136,006	$140,158	$561,599	$518,590
Cost of goods sold	(89,135)	(92,617)	(377,389)	(363,470)
Gross profit	46,871	47,541	184,210	155,120
Operating expenses
General and administrative expenses	40,773	46,977	179,476	158,739
Operating profit (loss)	6,098	564	4,734	(3,619)

Other (expense) income
Interest expense	(11,709)	(8,565)	(45,263)	(36,984)
Other, net	(391)	632	707	25,843
Total other expense	(12,100)	(7,933)	(44,556)	(11,141)
Loss before income taxes	(6,002)	(7,369)	(39,822)	(14,760)
Income tax expense	(10,789)	(11,974)	(45,172)	(33,454)
Net loss	$(16,791)	$(19,343)	$(84,994)	$(48,214)

Net loss per share attributable to Class A and Class B stockholders of Ascend Wellness Holdings, Inc. — basic and diluted	$(0.08)	$(0.09)	$(0.40)	$(0.24)
Weighted-average common shares outstanding — basic and diluted	213,329	206,611	212,433	199,154

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$35,166	$16,668	$73,292	$75,334
Cash flows from investing activities
Additions to capital assets	(5,024)	(8,236)	(22,534)	(24,248)
Investments in notes receivable	—	—	(600)	(15,169)
Collection of notes receivable	82	82	8,427	327
Proceeds from sale of assets	—	—	11	15,000
Acquisition of businesses, net of cash acquired	—	—	(9,800)	(19,857)
Purchases of intangible assets	(2,250)	—	(12,700)	(15,943)
Net cash used in investing activities	(7,192)	(8,154)	(37,196)	(59,890)
Cash flows from financing activities
Proceeds from issuance of common stock in private placement	—	—	—	7,000
Proceeds from issuance of debt	—	—	217,413	—
Repayments of debt	—	—	(215,786)	(23,188)
Repayments under finance leases	(526)	(113)	(892)	(369)
Debt issuance costs	(535)	—	(7,193)	—
Proceeds from exercise of stock options	—	186	175	186
Taxes withheld under equity-based compensation plans, net	(1,187)	—	(6,247)	(711)
Repurchase of common shares and warrants	(2,751)	—	(2,751)	—
Payment of contingent consideration	—	—	(4,842)	—
Distributions to non-controlling interests	—	—	(227)	—
Net cash (used in) provided by financing activities	(4,999)	73	(20,350)	(17,082)
Net increase (decrease) in cash, cash equivalents, and restricted cash	22,975	8,587	15,746	(1,638)
Cash, cash equivalents, and restricted cash at beginning of period	65,279	63,921	72,508	74,146
Cash, cash equivalents, and restricted cash at end of period	$88,254	$72,508	$88,254	$72,508

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	December 31,
(in thousands)	2024	2023
Cash and cash equivalents	$88,254	$72,508
Inventory	89,552	95,294
Other current assets	51,570	61,058
Property and equipment, net	260,461	268,082
Operating lease right-of-use assets	139,067	130,556
Intangible assets, net	205,502	221,452
Goodwill	49,599	47,538
Other non-current assets	16,426	23,062
Total Assets	$900,431	$919,550

Current portion of debt, net	$73,881	$11,148
Other current liabilities	70,660	81,538
Long-term debt, net	234,542	297,565
Operating lease liabilities, noncurrent	267,221	261,087
Other non-current liabilities	182,326	125,340
Total stockholders’ equity	71,801	142,872
Total Liabilities and Stockholders’ Equity	$900,431	$919,550

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
We define “Adjusted Gross Profit” as gross profit excluding non-cash inventory costs, which include depreciation and amortization included in cost of goods sold, equity-based compensation included in cost of goods sold, start-up costs included in cost of goods sold, and other non-cash inventory adjustments. We define “Adjusted Gross Margin” as Adjusted Gross Profit as a percentage of net revenue. Our “Adjusted EBITDA” is a non-GAAP measure used by management that is not defined by GAAP and may not be comparable to similar measures presented by other companies. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of net revenue. Management calculates Adjusted EBITDA as the reported net loss, adjusted to exclude: income tax expense, other (income) expense, interest expense, depreciation and amortization, depreciation and amortization included in cost of goods sold, non-cash inventory adjustments, equity-based compensation, equity-based compensation included in cost of goods sold, start-up costs, start-up costs included in cost of goods sold, transaction-related and other non-recurring expenses, litigation settlement, and gain or loss on sale of assets. Accordingly, management believes that Adjusted EBITDA provides meaningful and useful financial information, as this measure demonstrates the operating performance of the business. Non-GAAP financial measures may be considered in addition to the results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. The Company’s presentation of these financial measures may not be comparable to similar non-GAAP measures used by other companies. These financial measures are intended to provide additional information to investors concerning the Company’s performance.
The following table presents Adjusted Gross Profit for the fourth quarter and year ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Gross Profit	$46,871	$47,541	$184,210	$155,120
Depreciation and amortization included in cost of goods sold	8,547	7,184	31,178	29,449
Equity-based compensation included in cost of goods sold	882	2,054	7,659	6,511
Start-up costs included in cost of goods sold(1)	—	—	—	1,570
Non-cash inventory adjustments(2)	636	3,298	2,859	16,350
Adjusted Gross Profit	$56,936	$60,077	$225,906	$209,000
Adjusted Gross Margin	41.9%	42.9%	40.2%	40.3%
(1)Incremental expenses associated with the expansion of activities at our cultivation facilities that are not yet operating at scale, including excess overhead expenses resulting in delays from regulatory approvals at certain cultivation facilities.
(2)Consists of write-offs of expired products, obsolete packaging, and net realizable value adjustments related to certain inventory items.

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
The following table presents Adjusted EBITDA for the fourth quarter and year ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Net loss	$(16,791)	$(19,343)	$(84,994)	$(48,214)
Income tax expense	10,789	11,974	45,172	33,454
Other expense (income), net	391	(632)	(707)	(25,843)
Interest expense	11,709	8,565	45,263	36,984
Depreciation and amortization	17,468	14,791	66,157	58,983
Non-cash inventory adjustments(1)	636	3,298	2,859	16,350
Equity-based compensation	2,414	5,600	18,480	18,344
Start-up costs(2)	856	579	3,185	3,888
Transaction-related and other non-recurring expenses(3)	2,740	7,519	20,746	12,788
Loss (gain) on sale of assets	27	—	16	(226)
Adjusted EBITDA	$30,239	$32,351	$116,177	$106,508
Adjusted EBITDA Margin	22.2%	23.1%	20.7%	20.5%
(1)Consists of write-offs of expired products, obsolete packaging, and net realizable value adjustments related to certain inventory items.
(2)One-time costs associated with acquiring real estate, obtaining licenses and permits, and other costs incurred before commencement of operations at certain locations, as well as incremental expenses associated with the expansion of activities at our cultivation facilities, including excess overhead expenses resulting from delays in regulatory approvals at certain cultivation facilities. Also includes other one-time or non-recurring expenses, as applicable.
(3)Other non-recurring expenses including legal and professional fees associated with litigation matters, potential acquisitions, other regulatory matters, and other reserves or one-time expenses. The 2023 amounts also include certain contract termination payments.